   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2002

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             NABORS INDUSTRIES LTD.
             (Exact name of registrant as specified in its charter)

             BERMUDA                              1381                            980363970
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  organization of incorporation)      Classification Code Number)            Identification No.)

                                                                    KATHERINE P. ELLIS
        C/O THE CORPORATE SECRETARY LIMITED                           GENERAL COUNSEL
                  WHITEPARK HOUSE                             NABORS CORPORATE SERVICES, INC.
                  WHITE PARK ROAD                            515 WEST GREENS ROAD, SUITE 1200
               BRIDGETOWN, BARBADOS                                HOUSTON, TEXAS 77067
             TELEPHONE: (246) 228-1590                           TELEPHONE: (281) 874-0035
(Address, Including Zip Code, and Telephone Number,         (Name, Address, Including Zip Code,
       Including Area Code, of Registrant's              and Telephone Number, Including Area Code
           Principal Executive Offices)                            of Agent for Service)

                             ---------------------
                                WITH COPIES TO:

                             MICHAEL P. ROGAN, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           1440 NEW YORK AVENUE, N.W.
                          WASHINGTON, D.C. 20005-2111
                                 (202) 371-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
        TO BE REGISTERED               REGISTERED            PER UNIT             PRICE(1)       REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------
Common shares, par value $.001
  per share.....................       1,000,000              $31.43            $31,430,000           $2,891.56
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average high and low per share prices of Nabors Industries Ltd. on September 3, 2002, as reported on the American Stock Exchange ($31.43 per share).
(2) Calculated by multiplying 0.000092 by the proposed maximum aggregate offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO THE SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2002

PROSPECTUS

                            [NABORS INDUSTRIES LOGO]

                         UP TO 1,000,000 COMMON SHARES
                         (PAR VALUE US$.001 PER SHARE)

                                       OF

                             NABORS INDUSTRIES LTD.

     This prospectus relates to the common shares of Nabors Industries Ltd., a Bermuda exempted company (which we refer to as Nabors in this prospectus), issuable upon exchange or redemption of the exchangeable shares of Nabors Exchangeco (Canada) Inc., a Canadian corporation and an indirect subsidiary of Nabors, which we call Exchangeco in this prospectus.

     The exchangeable shares are being issued to the former shareholders of Ryan Energy Technologies Inc., a corporation incorporated under the laws of Alberta, Canada (which we refer to as Ryan in this prospectus), in connection with our acquisition of Ryan. Each exchangeable share may be exchanged for one of our common shares, plus the aggregate amount of dividends payable and unpaid, if any, on each such exchangeable share. In some cases, Exchangeco may redeem each exchangeable share for one of our common shares plus the aggregate amount of dividends payable and unpaid, if any, on each such exchangeable share. Because our common shares offered by this prospectus will be issued in exchange for, or upon the redemption of, the exchangeable shares, we will not receive any cash proceeds from the issuance of our common shares upon exchange or redemption of exchangeable shares in connection with this offering.

     We are paying all expenses of registration incurred in connection with this offering.

     Nabors' common shares are traded on the American Stock Exchange under the symbol "NBR." On September 5, 2002, the last reported sale price of our common shares on that exchange was $30.95. Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars.

     INVESTING IN NABORS' COMMON SHARES INVOLVES RISKS.   SEE "RISK FACTORS"
BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    1
The Company.................................................    1
Recent Developments.........................................    2
Risk Factors................................................    5
Where You Can Find More Information.........................    6
Incorporation of Certain Documents by Reference.............    6
Forward-Looking Statements..................................    7
Use of Proceeds.............................................    8
Plan of Distribution........................................    8
Description of Our Share Capital............................   14
Income Tax Considerations...................................   17
Legal Matters...............................................   25
Independent Accountants.....................................   25

                             ABOUT THIS PROSPECTUS

     This document is called a prospectus and a copy has been filed, as part of a registration statement, with the Securities and Exchange Commission (which we refer to as the SEC in this prospectus) using a "shelf" registration or continuous offering process.

     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC office mentioned under the heading "Where You Can Find More Information."

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.

     THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NABORS, EXCHANGECO, THE EXCHANGEABLE SHARES AND THE COMMON SHARES OF NABORS THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. COPIES OF THE INCORPORATED DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) WILL BE FURNISHED UPON WRITTEN OR ORAL REQUEST WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED. REQUESTS SHOULD BE DIRECTED TO NABORS INDUSTRIES LTD., WHITEPARK HOUSE, WHITE PARK ROAD, BRIDGETOWN, BARBADOS, OR VISIT OUR WEBSITE AT "HTTP://WWW.NABORS.COM". WEBSITE MATERIALS ARE NOT PART OF THIS PROSPECTUS.

     Unless we have indicated otherwise, references in this prospectus to "Nabors," "we," "us," and "our" or similar terms are to Nabors Industries Ltd. and its consolidated subsidiaries. Additionally, references in this prospectus to documents incorporated by reference of Nabors Industries, Inc. (which we refer to as Nabors Delaware in this prospectus) pertain to Nabors because, pursuant to a reorganization (which we refer to as the reorganization in this prospectus), Nabors became the successor entity to Nabors Delaware.

                                  THE COMPANY

     Nabors, together with its subsidiaries, is the largest land drilling contractor in the world, with almost 600 land drilling rigs as of August 31, 2002. We conduct oil, gas and geothermal land drilling operations in the U.S. lower 48 states, Alaska and Canada, and elsewhere, primarily in South and Central America, the Middle East and Africa. We also are one of the largest land well-servicing and workover contractors in the United States and in Canada. We own approximately 745 land well-servicing and workover rigs in the southwestern and western United States, and approximately 233 land well-servicing and workover rigs in other markets, including approximately 193 rigs in Canada. We also are a leading provider of offshore platform workover and drilling rigs. We operate 44 platform, 17 jackup and three barge rigs in the Gulf of Mexico and other markets. These rigs provide well-servicing, workover and drilling services.

     To further supplement our primary business, we offer a number of ancillary well-site services, including oilfield management, engineering, transportation, construction, maintenance, well logging and other support services, in selected domestic and international markets. Our land transportation and hauling fleet includes approximately 240 rig and oilfield equipment hauling tractor-trailers and a number of cranes, loaders and light-duty vehicles. We also maintain over 290 fluid hauling trucks, approximately 700 fluid storage tanks, eight salt water disposal wells and other auxiliary equipment used in domestic drilling and well-servicing operations. In addition, we market a fleet of 30 marine transportation and support vessels, primarily in the Gulf of Mexico, that provides transportation of drilling materials, supplies and crews for offshore rig operations and support for other offshore operations. And we manufacture and lease or sell top drives for a broad range of drilling rig applications, rig instrumentation and data collection equipment, and rig reporting software.

     Nabors was formed as a Bermuda exempted company on December 11, 2001. Our principal executive offices are located at Whitepark House, White Park Road, Bridgetown, Barbados. Our phone number at our principal executive offices is
(246) 228-1590.

                              RECENT DEVELOPMENTS

AGREEMENT TO ACQUIRE RYAN

     On August 12, 2002, we entered into an arrangement agreement to acquire Ryan. The acquisition will become effective pursuant to a plan of arrangement submitted for approval to the securityholders of Ryan and to the Court of Queen's Bench of Alberta. We have agreed to pay Cdn$1.85 per Ryan common share. The purchase price is payable, at the election of each individual Ryan shareholder, in cash, in exchangeable shares of Exchangeco or in a combination of cash and such exchangeable shares. The exchangeable shares will be exchangeable for our common shares on a 1:1 basis, plus the aggregate amount of dividends payable and unpaid, if any, on each such exchangeable share. We anticipate that the acquisition will close on or about October 9, 2002.

     Under the terms of the arrangement, if the transaction is completed, each holder of Ryan common shares who so elects will receive a number of exchangeable shares for each common share equal to the exchange ratio. Each registered shareholder will receive only a whole number of exchangeable shares, and will be paid a cash amount by Exchangeco in lieu of any fractional entitlement. Each exchangeable share will have economic and voting rights effectively equivalent to one Nabors common share and will be exchangeable at any time for one Nabors common share.

     Pursuant to the arrangement, the exchange ratio means a fraction the numerator of which is Cdn$1.85 and the denominator of which is the weighted average trading price of Nabors common shares on the American Stock Exchange, converted to Canadian dollars, for the three consecutive trading days ending on the third business day prior to the date of the Ryan shareholders meeting to approve the plan of arrangement (currently expected to be October 8, 2002). For these purposes, the "weighted average trading price" will be determined by dividing the aggregate sale price of all Nabors common shares sold on the American Stock Exchange during the three trading day period by the total number of Nabors common shares sold. The weighted average trading price will be converted to Canadian dollars based on the average of the noon buying rates (expressed to the fourth decimal place) in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York for each such trading day.

     Nabors and Ryan will issue a press release announcing the exchange ratio at the end of the measurement period, currently anticipated to be issued after the close of business on October 3, 2002.

     Optionholders of Ryan may exercise their options prior to the arrangement becoming effective and elect to receive exchangeable shares, cash or a combination thereof in respect of the Ryan common shares issued on such exercise. Alternatively, optionholders of Ryan may surrender their options for termination in which case they will be paid in cash at closing of the arrangement, in respect of each such option, the greater of: (i) the positive difference, if any, between Cdn$1.85 and the exercise price of such option for each Ryan common share issuable on exercise of such option, and (ii) Cdn$0.10 per common share issuable on exercise of such option, subject to required withholdings.

     As a result of the arrangement, all options to acquire Ryan common shares that have not previously been exercised or surrendered for termination will be terminated and each holder of such options will be paid in cash, in respect of each such option, the greater of: (i) the positive difference, if any, between Cdn$1.85 and the exercise price of such option for each Ryan common share issuable on exercise of such option, and (ii) Cdn$0.10 per common share issuable on exercise of such option, subject to required withholdings.

     Certain shareholders and optionholders of Ryan who own or control an aggregate of 4,454,058 Ryan common shares and options to acquire 450,000 Ryan common shares, which constitute approximately 21% of the outstanding common shares of Ryan (diluted for in-the-money options), have agreed, subject to the terms and conditions of those agreements, to vote their Ryan common shares and options in favor of the plan of arrangement.

     Nabors may acquire the 4,454,058 Ryan common shares, discussed above, for Cdn$1.85 each, upon the occurrence of the following events:

     - Ryan's board of directors withdrawing or adversely modifying or changing its recommendations or determinations related to the acquisition of Ryan,

     - Ryan's board of directors failing to reaffirm its recommendation of the arrangement by press statement within three business days after the expiration of the time period for Nabors to advise whether it will amend the terms of the arrangement to account for a superior proposal (which involves a proposal which is demonstrably superior to the arrangement from a financial point of view to Ryan's shareholders), and three business days after the public announcement or commencement of another acquisition proposal (which involves a proposal to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over more than 20% of the outstanding voting shares of Ryan),

     - Ryan's board of directors recommending that any of its shareholders deposit their shares under, vote in favour of, or otherwise accept, an acquisition proposal,

     - Ryan entering into an agreement, commitment or understanding with any person, entity or group with respect to an acquisition proposal prior to the closing of the acquisition, excluding permitted confidentiality agreements,

     - prior to the closing of the acquisition, Ryan breaching any of its representations, warranties, agreements or obligations in the arrangement agreement which breach would result in the failure to satisfy conditions related to the closing of the acquisition and which breach is: related to Ryan's agreement not to solicit other acquisitions, an intentional breach, not curable or not cured within 5 days of notice, and

     - the existence of an acquisition proposal being publicly announced or made to the shareholders of Ryan or Ryan providing notice of such acquisition proposal.

As a result of Nabors' ability to acquire the 4,454,058 Ryan common shares, Nabors may be considered to have acquired ownership, control or direction over such shares. Nabors did not previously own or exercise control or direction over any securities of Ryan.

CORPORATE REORGANIZATION

     Effective June 24, 2002, Nabors became the successor to Nabors Delaware following a corporate reorganization, which effectively changed the jurisdiction of incorporation of Nabors from Delaware to Bermuda. The reorganization was accomplished through a merger of an indirect, newly formed Delaware subsidiary of Nabors with and into Nabors Delaware. Nabors Delaware was the surviving company in the merger. As a result of the merger, Nabors Delaware became a wholly-owned, indirect subsidiary of Nabors. Upon consummation of the merger, all outstanding shares of Nabors Delaware common stock automatically converted into the right to receive Nabors common shares, with the result that the shareholders of Nabors Delaware on the date of the merger became the shareholders of Nabors. Nabors and its subsidiaries continue to conduct the businesses previously conducted by Nabors Delaware and its subsidiaries. The reorganization has been accounted for as a reorganization of entities under common control and accordingly, it did not result in any changes to the consolidated amounts of assets, liabilities and stockholders' equity.

     The Board of Nabors Delaware approved the expatriation transaction because international activities are an important part of Nabors' current business and they believe that international operations will continue to grow in the future. Expansion of Nabors' international business is an important part of its current business strategy and significant growth opportunities exist in the international marketplace. Nabors believes that reorganizing as a Bermuda company will allow Nabors to implement its business strategy more effectively. In addition, Nabors believes that the reorganization should increase its access to international capital markets and acquisition opportunities, increase its attractiveness to non-U.S. investors, improve global cash management, improve its global tax position and result in a more favorable corporate structure for expansion of its current business.

     Several members of the United States Congress have introduced legislation that, if enacted, would have the effect of eliminating the tax benefits of the reorganization. In particular, on June 18, 2002, the Senate Finance Committee approved legislation introduced by Senator Charles Grassley, the Ranking Minority Member of the Senate Finance Committee, along with Senator Max Baucus, the Chairman of the Senate Finance Committee, (S. 2119) that, for United States federal tax purposes, would treat a foreign corporation, such as Nabors, that undertakes a corporate expatriation transaction, such as the reorganization, as a domestic corporation and, thus, such foreign corporation would be subject to United States federal income tax. S. 2119 is proposed to be effective for corporate expatriation transactions completed after March 20, 2002. In addition, on July 11, 2002, Representative Bill Thomas, Chairman of the House Committee on Ways and Means, introduced legislation (H.R. 5095) that is substantially similar to S. 2119 with respect to its treatment of corporations that undertake a corporate expatriation transaction such as the reorganization, except that (i) it is proposed to apply to transactions completed after March 20, 2002 and before March 21, 2005 and (ii) it would not permit shareholders to qualify for tax-free treatment with respect to a corporate expatriation transaction such as the reorganization. If any of the proposed legislation, including S. 2119 or H.R. 5095, were enacted with their proposed effective dates, the tax savings would not be realized from the reorganization.

     In addition, there has been significant, increased negative publicity and criticism of corporate expatriation transactions from public pension funds and other investors since the time Nabors completed its reorganization.

     In light of such events and if and when any such legislation is enacted, Nabors will consider the effects of such legislation and will evaluate all strategic alternatives that may be necessary or prudent in response to such legislation.

ISSUANCE OF SENIOR NOTES BY NABORS DELAWARE AND NABORS HOLDINGS

     On August 22, 2002 Nabors Holdings 1, ULC (which we refer to as Nabors Holdings in this prospectus), an indirect, wholly-owned subsidiary of Nabors, issued $225 million aggregate principal amount of 4.875% senior notes due 2009 (which refer to as Nabors Holdings notes in this prospectus), fully and unconditionally guaranteed by Nabors and Nabors Delaware, to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, of the United States (which we refer to as Rule 144A in this prospectus). Concurrently with this offering by Nabors Holdings, Nabors Delaware issued $275 million aggregate principal amount of 5.375% senior notes due 2012 (which we refer to as the Nabors Delaware notes in this prospectus), fully and unconditionally guaranteed by Nabors, to qualified institutional buyers under Rule 144A. Interest on the Nabors Holdings notes and the Nabors Delaware notes is payable August 15 and February 15 of each year, beginning on February 15, 2003.

     Both the Nabors Holdings notes and the Nabors Delaware notes are unsecured and are effectively junior in right of payment to any of such issuer's future secured debt. The Nabors Holdings notes and Nabors Delaware notes will rank equally in right of payment with any of such issuer's future unsubordinated debt and will be senior in right of payment to any of such issuer's subordinated debt. The guarantees of Nabors Delaware and Nabors with respect to the Nabors Holdings notes, and the guarantee of Nabors with respect to the Nabors Delaware notes, will be similarly unsecured and have a similar ranking to the series of notes so guaranteed.

     Subject to certain qualifications and limitations, the indenture governing the Nabors Holdings notes and the indenture governing the Nabors Delaware notes limit the ability of Nabors and its subsidiaries to incur liens and to enter into sale and lease-back transactions. In addition, such indentures limit the ability of Nabors, Nabors Delaware and Nabors Holdings to enter into mergers, consolidations or transfers of all or substantially all of such entity's assets unless the successor company assumes the obligations of such entity under the applicable indenture.

     In exchange for Nabors Holdings notes, Nabors Holdings expects to issue new notes consisting of up to $225 million aggregate principal amount of 4.875% senior notes due 2009 which will have been registered under the Securities Act of 1933, as amended (which we refer to as the Nabors Holdings exchange notes in this prospectus). The terms of the Nabors Holdings exchange notes, including the terms of the guarantees by Nabors Delaware and Nabors, will be substantially identical to those of the Nabors Holdings notes, except that the transfer restrictions and registration rights relating to the Nabors Holdings notes will not apply to the Nabors Holdings exchange notes.

     Similarly, Nabors Delaware expects to issue new notes consisting of up to $275 million aggregate principal amount of 5.375% senior notes due 2012 which will have been registered under the Securities Act of 1933, as amended (which we refer to as the Nabors Delaware exchange notes in this prospectus) in exchange for the Nabors Delaware notes. The terms of the Nabors Delaware exchange notes, including the terms of the guarantee by Nabors, will be substantially identical to those of the Nabors Delaware notes, except that the transfer restrictions and registration rights relating to the Nabors Delaware notes will not apply to the Nabors Delaware exchange notes.

                                  RISK FACTORS

     Investing in our common shares involves risk. In addition to the risk factors described: (i) in Nabors Delaware's Annual Report on Form 10-K, for the year ended December 31, 2001, as amended, under the heading "Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS", (ii) in our Quarterly Report on Form 10-Q, for the quarter ended June 30, 2002, under the heading "Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and (iii) in our Registration Statement on Form S-4, filed with the SEC on January 2, 2002, as amended, under the heading "RISK FACTORS," which are incorporated by reference in this prospectus, and the other information contained or incorporated by reference in this prospectus, you should carefully consider the risk factors described below before making an investment decision. The risks and uncertainties described below and incorporated by reference are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may impair our future business operations.

THE EXCHANGE OF YOUR EXCHANGEABLE SHARES IS GENERALLY TAXABLE.

     Based on the tax laws as of the date of this prospectus, the exchange of exchangeable shares for our common shares is generally a taxable event in Canada and may be a taxable event in the United States. A holder's tax consequences can vary depending on a number of factors, including the residency of the holder, the method of the exchange and the length of time that the exchangeable shares were held prior to the exchange. Canadian and United States federal income tax consequences will vary depending on your particular circumstances. We strongly urge you to consult your tax advisor as to the tax consequences of exchanging your exchangeable shares for our common shares. See "Income Tax Considerations."

THE MARKET PRICE OF OUR COMMON SHARES MAY BE LESS THAN THE MARKET PRICE OF THE EXCHANGEABLE SHARES.

     Our common shares are listed on the American Stock Exchange, and the exchangeable shares are listed on the Toronto Stock Exchange. We do not intend to list the exchangeable shares or our common shares on any other stock exchange in Canada or in the United States. As a result, the price at which the exchangeable shares trade is based upon the market for such shares on the Toronto Stock Exchange, and the price at which our common shares trade is based upon the market for such shares on the American Stock Exchange. Although we believe that the market price of the exchangeable shares on the Toronto Stock Exchange and the market price of our common shares on the American Stock Exchange should reflect essentially equivalent values, there can be no assurance that the market price of our common shares will be identical, or even similar, to the market price of the exchangeable shares.

OUR COMMON SHARES WILL BE FOREIGN PROPERTY FOR CANADIAN TAX PURPOSES.

     You may be required to limit your investment in our common shares or risk incurring penalties under the Income Tax Act (Canada) if you are:

     - a registered pension plan;

     - a registered retirement savings plan;

     - a registered retirement income fund;

     - a deferred profit sharing plan; or

     - among some other classes of tax-exempt person.

     So long as the exchangeable shares are listed on a prescribed Canadian stock exchange, which exchanges include the Toronto Stock Exchange, and Exchangeco maintains a substantial presence in Canada, the exchangeable shares will not be foreign property under the Income Tax Act (Canada). Our common shares will, however, be foreign property for these plans or persons. These plans or persons may have to limit their investment in our common shares or risk incurring penalties under the Income Tax Act (Canada).

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Nabors Delaware previously filed such reports and materials but is no longer required to do so following the corporate reorganization on June 24, 2002, described under the section entitled "Recent Developments." Nabors Delaware's previous filings pertain to Nabors because Nabors pursuant to a reorganization became the successor entity to Nabors Delaware. You may obtain any document we file or filed by Nabors Delaware with the SEC at the SEC's Public Reference Room in Washington, D.C. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Our SEC filings are also accessible through the Internet at the SEC's web site at http://www.sec.gov. In addition, reports, proxy and information statements and other information concerning Nabors can be inspected at the American Stock Exchange, 86 Trinity Place, New York, New York 10006, where Nabors' common shares are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC permits us to "incorporate by reference" into this prospectus the information in documents we and Nabors Delaware file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is otherwise terminated:

     - Nabors Delaware's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 001-09245), as amended by Form 10-K/A filed by Nabors on June 26, 2002 (File No. 000-49887);

     - Nabors Delaware's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 001-09245);

     - Nabors' Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-49887);

     - Nabors Delaware's Current Reports on Form 8-K filed on January 3, 2002, January 25, 2002, April 18, 2002, June 14, 2002, and June 25, 2002 (File
       No. 001-09245);

     - Nabors' Current Reports on Form 8-K filed on June 25, 2002 (File No. 333-76198), June 26, 2002, July 18, 2002, August 14, 2002, August 16,
       2002, and August 20, 2002 (File No. 000-49887); and

     - The description of Nabors' common shares contained in Nabors' Registration Statement on Form S-4, filed on January 2, 2002, as amended by Pre-Effective Amendment No. 1, Pre-Effective Amendment No. 2, Pre-Effective Amendment No. 3 and Pre-Effective Amendment No. 4 to Form S-4, filed with the SEC on March 25, 2002, April 17, 2002, April 29, 2002, and May 10, 2002, respectively (Registration No. 333-76198).

     If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Nabors Industries Ltd., Whitepark House, White Park Road, Bridgetown, Barbados, telephone: (246) 228-1590.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (which we refer to as the Securities Act in this prospectus), covering the securities described in this prospectus. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                           FORWARD-LOOKING STATEMENTS

     The statements in this document and the documents incorporated by reference that relate to matters that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. When used in this document and the documents incorporated by reference, words such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "should," "could," "may," "predict" and similar expressions are intended to identify forward-looking statements. Further events and actual results may differ materially from those set forth or implied in forward-looking statements. Any forward-looking statements, including statements regarding the intent, belief or current expectations of Nabors or management, are not guarantees of future performance and involve risks, uncertainties and assumptions about Nabors and the industry in which we operate, including, among other things:

     - fluctuations in worldwide prices and demand for oil and natural gas;

     - fluctuations to levels of oil and natural gas exploration and development activities;

     - fluctuations in the demand for contract drilling and workover services;

     - the existence of competitors, technological changes and developments in the oilfield services industry;

     - the existence of operating risks inherent in the oilfield services industry;

     - the existence of regulatory and legislative uncertainties;

     - outcomes of pending and future litigation;

     - the possibility of political instability, war or acts of terrorism in any of the countries in which we do or will do business;

     - changes in capital needs;

     - an inability to execute our business strategy; and

     - general economic conditions.

     Our businesses depend, to a large degree, on the level of spending by oil and gas companies for exploration, development and production activities. Therefore, a sustained increase or decrease in the price of natural gas or oil, which could have a material impact on exploration and production activities, could also materially affect our financial position, results of operations and cash flows.

     All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not intend to update or revise any forward-looking statements that we may make in this prospectus or other documents, reports, filings or press releases, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     Because our common shares will be issued in exchange for exchangeable shares, we will not receive any cash proceeds upon the issuance of our common shares upon exchange or redemption of the exchangeable shares.

                              PLAN OF DISTRIBUTION

EXCHANGEABLE SHARES

     Our common shares may be issued to you in exchange for your exchangeable shares in the following ways:

     - You may require Exchangeco to exchange your exchangeable shares for an equivalent number of our common shares. We refer to this as your retraction rights.

     - Exchangeco may automatically redeem your exchangeable shares for our common shares at any time on or after April 26, 2007, or upon the occurrence of any of the events described under "Our Redemption Rights." We refer to these rights as our redemption rights.

     - Upon our liquidation or the liquidation or insolvency of Exchangeco, you may be required to, or may choose to, exchange your exchangeable shares for our common shares. We refer to these rights as your exchange rights.

     In addition, 3064297 Nova Scotia Company, an unlimited liability company organized under the laws of Nova Scotia, Canada, and our indirect, wholly-owned subsidiary (which we refer to as Callco in this prospectus) may exercise call rights over your exchangeable shares as described under "Callco's Call Rights" beginning on page 12. These call rights permit Callco to require an exchange of your exchangeable shares for our common shares if you exercise your retraction rights or exchange rights or in any circumstance where Exchangeco exercises its redemption rights. We are also permitted to exercise the call right identified below as the "change of law call right". Callco and Nabors plan to exercise their call rights, when available, and we currently foresee no circumstances under which Callco or Nabors would not exercise their call rights. Consequently, we expect that you will receive our common shares through an exchange with Callco or Nabors, as the case may be, as opposed to a redemption by Exchangeco, of your exchangeable shares for our common shares. While the consideration received upon an exchange with

Callco or Nabors or a redemption by Exchangeco will be the same, the tax consequences will be substantially different. These call rights are described below and are respectively called the:

     - retraction call rights;

     - liquidation call rights;

     - redemption call rights; and

     - change of law call rights.

YOUR RETRACTION RIGHTS

     Subject to applicable law and Callco's retraction call right described in this prospectus, you are entitled at any time to retract, or require Exchangeco to redeem, any or all of your exchangeable shares and to receive an equal number of our common shares plus the aggregate amount of dividends payable and unpaid, if any, on each such exchangeable share. You may exercise your retraction rights by presenting to the transfer agent for the exchangeable shares or Exchangeco:

     - a certificate or certificates representing the number of exchangeable shares you desire to retract;

     - any other documents as may be required to effect the retraction of such exchangeable shares; and

     - a duly executed retraction request:

      - specifying the number of exchangeable shares you desire to retract;

      - stating the retraction date on which you desire to have Exchangeco redeem your exchangeable shares, which must be between 10 and 15 business days from the date Exchangeco receives the request; and

      - acknowledging Callco's overriding retraction call right to purchase all but not less than all of the retracted shares directly from you and that the retraction request will be deemed to be a revocable offer by you to sell the retracted shares to Callco in accordance with Callco's retraction call right on the terms and conditions described below.

     Exchangeco will promptly notify Callco upon receipt of a retraction request. In order to exercise its retraction call right, Callco must notify Exchangeco of its determination to do so within five business days of Exchangeco's receipt of the retraction request. If Callco delivers the call notice to Exchangeco within five business days, and you have not revoked your retraction request, Exchangeco will not redeem the retracted shares and Callco will purchase from you the retracted shares on the retraction date. If Callco does not timely deliver the call notice and you have not revoked your retraction request, Exchangeco will redeem the retracted shares on the retraction date. In the event that Callco exercises its retraction call right, the closing of the purchase and sale of the retracted shares under the retraction call right will be deemed to occur as at the close of business on the retraction date, and no redemption by Exchangeco of the retracted shares will take place on the retraction date.

     You may revoke a retraction request by giving notice in writing to Exchangeco at any time prior to the close of business on the business day immediately preceding the retraction date, in which case the retracted shares will neither be purchased by Callco nor be redeemed by Exchangeco. If the retraction request is not revoked on or prior to the close of business on the business day immediately preceding the retraction date, the retracted shares will either be purchased by Callco or redeemed by Exchangeco. Callco or Exchangeco, as the case may be, will then deliver or cause Exchangeco's transfer agent to deliver the retraction price to you by mailing:

     - certificates representing the number of our common shares equal to the number of exchangeable shares purchased or redeemed, registered in your name or such other name as you may request; and

     - if applicable, a check payable to you for the aggregate amount of dividends payable and unpaid on each such exchangeable share, to the address recorded in the securities register of Exchangeco or to the address specified in your retraction request or by holding the same for you to pick up at the registered office of Exchangeco or the office of Exchangeco's transfer agent as specified by Exchangeco, in each case less any amounts required to be withheld because of applicable taxes.

     If, as a result of solvency requirements or applicable law, Exchangeco is not permitted to redeem all of your exchangeable shares specified in the retraction request, and provided Callco has not exercised its retraction call right with respect to such retracted shares, Exchangeco will redeem only those retracted shares requested by you (rounded down to a whole number of shares) as would not be contrary to provisions of applicable law. The trustee under the voting and exchange trust agreement, on your behalf, will require us to purchase the retracted shares not redeemed by Exchangeco or purchased by Callco on the retraction date or as soon as reasonably practicable after the retraction date, under your exchange rights.

OUR REDEMPTION RIGHTS

     Subject to applicable law and Callco's redemption call rights discussed below, on an automatic redemption date, Exchangeco will redeem all of the then outstanding exchangeable shares in exchange for an equal number of our common shares, plus the aggregate amount of dividends payable and unpaid, if any, on each such exchangeable share. Notwithstanding any proposed redemption of the exchangeable shares you may initiate, our redemption rights give us the overriding right to acquire on an automatic redemption date all but not less than all of the outstanding exchangeable shares in exchange for an equal number of our common shares, plus the amount of all payable and unpaid dividends, if any, on each such exchangeable share.

     An automatic redemption will occur upon the first to occur of:

     - April 26, 2007, at the discretion of the board of directors of Exchangeco;

     - the date that there are outstanding less than 1,500,000 exchangeable shares (other than exchangeable shares held by us and our affiliates) and the board of directors of Exchangeco decides to accelerate the redemption of the exchangeable shares prior to April 26, 2007 (Exchangeco will not exercise the redemption right based on the number of exchangeable shares outstanding prior to January 1, 2003, or if Ryan shareholders elect pursuant to the arrangement to receive in aggregate not less than 300,000 exchangeable shares, prior to January 1, 2004);

     - the occurrence of any merger, amalgamation, tender offer, material sale of shares or similar transactions involving Nabors, or any proposal to carry out the same, in which case the board of directors of Exchangeco determines in good faith that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such transaction and that the redemption of all but not less than all of the exchangeable shares is necessary to enable the completion of such transaction in accordance with its terms;

     - the business day prior to the record date for any meeting or vote of Exchangeco shareholders to consider any matter in which the holders of exchangeable shares would be entitled to vote as Exchangeco shareholders, but, except as described in the bullet immediately following below, excluding meetings or votes regarding changes to the rights, privileges, restrictions or conditions of the exchangeable shares requiring the approval of the holders of the exchangeable shares; and

     - the business day following the day on which the holders of exchangeable shares fail to take the necessary action at a meeting or other vote of holders of exchangeable shares, if and to the extent the action is required, to approve or disapprove any change to, or in the rights of the holders of, the exchangeable shares, if the approval or disapproval of the change would be required to maintain the economic and legal equivalence of the exchangeable shares and our common shares.

     At least 45 days before an automatic redemption date (or if the automatic redemption date occurs as a result of a Nabors control transaction, a record date for a vote of Exchangeco shareholders or the failure of Exchangeco shareholders to approve a change to the exchangeable shares described in the three immediately preceding bullet points above, on as many days prior written notice as the board of directors of Exchangeco determines to be reasonably practicable under the circumstances), Exchangeco shall provide you with written notice of the proposed redemption or possible redemption of the exchangeable shares by Exchangeco or the purchase of the exchangeable shares by Callco under its redemption call right, as the case may be. In the case of a possible automatic redemption date, the notice will be given contingently and will be withdrawn if the contingency does not occur.

YOUR EXCHANGE RIGHTS

     Liquidation and Insolvency Rights with Respect to Exchangeco. Subject to Callco's liquidation call right described below, in the event of the liquidation, dissolution or winding-up of Exchangeco or any other distribution of assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, you will be entitled to receive for each exchangeable share one of our common shares, together with all dividends payable and unpaid on such exchangeable share, if any.

     In the event of the liquidation, dissolution or winding-up of Exchangeco or any other proposed distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, holders of the exchangeable shares will have, subject to applicable law, preferential rights to receive from Exchangeco, for each exchangeable share held, an amount equal to the market price of our common shares on the last business day prior to the liquidation, which amount shall be paid by the delivery to such holders of one of our common shares for each exchangeable share held plus the aggregate amount of dividends payable and unpaid on each such exchangeable share, if any. Upon the occurrence of such liquidation, dissolution or winding-up, Callco will have an overriding right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by us and our affiliates) from the holders of the exchangeable shares on the effective date of such liquidation, dissolution or winding-up for a purchase price per share equal to the market price of our common shares on the last business day prior to the liquidation (which amount shall be paid by the delivery to such holders of one of our common shares for each exchangeable share held), plus, to the extent it is not paid by Exchangeco, the aggregate amount of dividends payable and unpaid, if any, on each such exchangeable share.

     Upon, and during the continuance of, insolvency of Exchangeco, a holder of exchangeable shares will be entitled to instruct the trustee under the voting and exchange trust agreement to exercise the exchange rights with respect to any or all of the exchangeable shares held by such holder, thereby requiring us to purchase such exchangeable shares from the holder. As soon as practicable following the occurrence of such an insolvency of Exchangeco or any event which would, with the passage of time and/or the giving of notice, lead to insolvency of Exchangeco, we and Exchangeco will give written notice of an insolvency or such event to the trustee. As soon as practicable after the delivery of such notice, the trustee will then notify each holder of exchangeable shares of such event or potential event and will advise the holder of its rights with respect to the insolvency exchange right. The purchase price payable by us for each exchangeable share purchased under this right will be satisfied by the issuance of one of our common shares plus, to the extent not paid by Exchangeco, the aggregate amount of dividends payable and unpaid, if any, on each such exchangeable share.

     An insolvency event will occur in respect of Exchangeco upon:

     - the institution by Exchangeco of any proceeding to be adjudicated as bankrupt or insolvent or to be wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency or winding-up proceedings against it;

     - the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and Exchangeco's failure to contest in good faith such proceedings commenced in respect of Exchangeco within 30 days of becoming aware of the proceedings, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver;

     - the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they come due; or

     - Exchangeco not being permitted, under solvency requirements of applicable law, to redeem any retracted exchangeable shares in accordance with the exchangeable share conditions.

     Liquidation with Respect to Nabors. In order for the holders of the exchangeable shares to participate on a pro rata basis with the holders of our common shares in the event of our liquidation, immediately prior to the effective date of a liquidation event, each exchangeable share will automatically be exchanged for an equivalent number of our common shares, plus, to the extent not paid by Exchangeco, the aggregate amount of dividends payable and unpaid, if any, on each such exchangeable share. Upon a holder's request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by such instruments of transfer as we may reasonably require, we will deliver to such holder certificates representing an equivalent number of our common shares plus, to the extent not paid by Exchangeco, the aggregate amount of dividends payable and unpaid, if any, on exchangeable shares for each exchangeable share exchanged under this exchange right.

     A liquidation event will occur in respect of Nabors upon:

     - determination by the Nabors board to institute voluntary liquidation, dissolution, or winding-up proceedings with respect to Nabors or to effect any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; or

     - receipt by Nabors of notice of, or Nabors otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Nabors or to effect any distribution of assets of Nabors among its shareholders for the purpose of winding-up its affairs, in each case where Nabors has failed to contest in good faith any such proceeding commenced in respect of Nabors within 30 days of becoming aware of the proceeding.

CALLCO'S CALL RIGHTS

     In the circumstances described below, Callco and, in the case of the change of law call right, we will have overriding call rights to acquire your exchangeable shares by delivering an equal number of our common shares, plus all dividends then payable but unpaid on the exchangeable shares. DIFFERENT CANADIAN FEDERAL INCOME TAX CONSEQUENCES MAY ARISE DEPENDING UPON WHETHER WE OR CALLCO EXERCISE THE CALL RIGHTS OR WHETHER YOUR EXCHANGEABLE SHARES ARE REDEEMED BY EXCHANGECO. See "Income Tax Considerations -- Canadian Federal Income Tax Considerations." In any circumstance where Exchangeco is required to purchase your exchangeable shares, we may cause Callco to acquire from us and deliver to you our common shares. In addition, we and Callco will have an overriding call right on your exchangeable shares if there are changes to Canadian tax laws permitting you to exchange your exchangeable shares without recognizing any gain or loss or any actual or deemed dividend in respect of such exchange. If and when Callco or, if applicable, Nabors, acquires your exchangeable shares as a result of exercise of the call rights, neither of them will be entitled to exercise any of the voting rights attached to your exchangeable shares.

     Retraction Call Right. If you request the redemption by Exchangeco of your exchangeable shares, you will be deemed to offer your exchangeable shares to Callco, and Callco will have an overriding retraction call right to acquire all, but not less than all, of the exchangeable shares that you have requested Exchangeco to redeem in exchange for an equal number of our common shares, plus the aggregate amount of dividends payable and unpaid, if any, on each such exchangeable share. Upon the exercise of Callco's retraction call right, you will be obligated to transfer your exchangeable shares to Callco.

     Redemption Call Right. Callco has an overriding redemption call right to acquire on an automatic redemption date all, but not less than all, of the exchangeable shares then outstanding (other than exchangeable shares held by Nabors and its affiliates) in exchange for an equal number of our common shares, plus the aggregate amount of dividends payable and unpaid, if any, on each such exchangeable share, and, upon the exercise of Callco's redemption call right, you will be obligated to transfer your shares to Callco.

     Liquidation Call Right. Callco will be granted an overriding liquidation call right, in the event of and notwithstanding a proposed liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding-up its affairs, to acquire all, but not less than all, of the exchangeable shares then outstanding (other than exchangeable shares held by Nabors and its affiliates) in exchange for an equal number of our common shares, plus the aggregate amount of dividends payable and unpaid, if any, on each such exchangeable share. Upon the exercise of Callco's liquidation call right, you will be obligated to transfer your exchangeable shares to Callco. Callco's acquisition of all of the outstanding exchangeable shares upon the exercise of the liquidation call right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding-up of Exchangeco.

     Change of Law Call Right. We have the overriding right, in the event of any amendment to the Income Tax Act (Canada) and other applicable Canadian provincial income tax laws that permits holders of exchangeable shares who are resident in Canada, hold the exchangeable shares as capital property and deal at arm's length with us and Ryan (all for the purposes of the Income Tax Act (Canada) and other applicable Canadian provincial income tax laws) to exchange their exchangeable shares for our common shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Income Tax Act (Canada) and other applicable Canadian provincial income tax laws, to purchase (or to cause Callco to purchase) from all but not less than all of the holders of the exchangeable shares (other than any holder which is an affiliate of Nabors) all but not less than all of the exchangeable shares held by each such holder upon payment by Nabors or Callco, as the case may be, of an amount per share equal to the exchangeable share price applicable on the last business day prior to the date on which Nabors or Callco intends to purchase such shares. Payment of the exchangeable share price will be fully satisfied by the delivery for each exchangeable share of one of our common shares plus the aggregate amount of dividends payable and unpaid, if any, on each such exchangeable share.

     To exercise the foregoing right, Nabors or Callco must notify the transfer agent for the exchangeable shares of its intention to exercise such right at least 45 days before the date on which Nabors or Callco intends to acquire the exchangeable shares. Upon the exercise of this right, holders will be obligated to sell their exchangeable shares to Nabors or Callco, as the case may be.

     If we or Callco exercise one or more of our call rights, Nabors or Callco will issue or deliver our common shares to you and will become the holder of your exchangeable shares. If and when Callco or, if applicable, Nabors, acquires your exchangeable shares under the call rights, neither of them will be entitled to exercise any of the voting rights attached to your exchangeable shares. If we or Callco decline to exercise our respective call rights when available, we will be required to issue our common shares as Exchangeco directs, including to Exchangeco, which will, in turn, transfer our common shares to you in consideration for the return and cancellation of your exchangeable shares. In the event we or Callco do not exercise our call rights when applicable and instead deliver our common shares as Exchangeco directs, you would receive the same consideration, but the Canadian tax consequences will be substantially different. See "Income Tax Considerations -- Canadian Federal Income Tax Considerations." However, we anticipate that we or Callco will exercise our call rights, when available, and currently foresee no circumstances under which we or Callco would not exercise our call rights. In addition, we do not anticipate any restriction or limitation on the number of exchangeable shares we or Callco would acquire upon the exercise of our call rights.

WITHHOLDING RIGHTS

     Each of Nabors, Callco, Exchangeco, Exchangeco's transfer agent and the trustee will be entitled to deduct and withhold from any dividend or other consideration otherwise payable to any holder of exchangeable shares or our common shares such amounts as each of Nabors, Callco, Exchangeco, Exchangeco's transfer agent or the trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of federal, provincial, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes as having been paid to the holder of the exchangeable shares or our common shares, as the case may be, in respect of which the deduction and withholding was made, provided that the withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount required to be deducted or withheld from any payment to a holder exceeds the cash portion of the dividend or other consideration otherwise payable to the holder, Nabors, Callco, Exchangeco, Exchangeco's transfer agent and the trustee are authorized to sell or otherwise dispose of the portion of the consideration necessary to provide sufficient funds to Nabors, Callco, Exchangeco, Exchangeco's transfer agent or the trustee, as the case may be, to enable it to comply with the deduction or withholding requirement and Nabors, Callco, Exchangeco, Exchangeco's transfer agent or the trustee, as the case may be, will notify the holder and remit to the holder any unapplied balance of the net proceeds of such sale.

                        DESCRIPTION OF OUR SHARE CAPITAL

     Our authorized share capital consists of 425,000,000 shares of capital stock of which 400,000,000 are common shares, par value $0.001 per share, and 25,000,000 are preferred shares, par value $0.001 per share. The following summary is qualified in its entirety by the provisions of Nabors' Memorandum of Association, dated December 10, 2001 and Nabors' Amended and Restated Bye-Laws, which are both publicly available. See "Where You Can Find More Information." As of August 31, 2002, there were 144,459,268 Nabors common shares outstanding and one Nabors special voting preferred share, par value $0.001 per share, outstanding. No other shares of any class or series were outstanding as of August 31, 2002.

COMMON SHARES

     Holders of our common shares are entitled to one vote on any question to be decided on a show of hands and one vote per share on a poll on all matters submitted to a vote of the shareholders of Nabors. Except as specifically provided in Nabors' bye-laws or in The Companies Act 1981 (Bermuda), as amended (which we refer to as the Companies Act in this prospectus), any action to be taken by shareholders at any meeting at which a quorum is in attendance shall be decided by a majority of the issued shares present in person or represented by proxy and entitled to vote. There are no limitations imposed by Bermuda law or Nabors' bye-laws on the right of shareholders who are not Bermuda residents to hold or to vote their Nabors common shares.

     Our bye-laws do not provide for cumulative voting. A special meeting of shareholders may be called by Nabors' board of directors or as otherwise provided by the Companies Act and applicable law. Any action, except the removal of auditors and directors, required or permitted to be taken at any annual or special meeting of shareholders may be taken by written consent if the consent is signed by each shareholder, or their proxy, entitled to vote on the matter.

     Holders of Nabors common shares do not have a preemptive or preferential right to purchase any other securities of Nabors. Nabors' common shares have no sinking fund provision.

PRICE RANGE OF COMMON SHARES

     Our common shares are traded on the American Stock Exchange under the symbol "NBR." The following table sets forth, for the periods indicated, the high and low sale price per share of our common shares, since the reorganization, and the high and low sale price per share of Nabors Delaware common stock, prior to the reorganization, in each case on the American Stock Exchange.

                                                              HIGH (U.S.$)   LOW (U.S.$)
                                                              ------------   -----------
2000 -- NABORS DELAWARE
First Quarter...............................................  40.5625        28.125
Second Quarter..............................................  44.25          34.00
Third Quarter...............................................  53.8125        38.5625
Fourth Quarter..............................................  60.47          40.50
2001 -- NABORS DELAWARE
First Quarter...............................................  63.12          50.70
Second Quarter..............................................  61.25          37.20
Third Quarter...............................................  38.12          18.00
Fourth Quarter..............................................  36.15          19.76
2002 -- NABORS DELAWARE
First Quarter...............................................  43.00          26.98
Second Quarter (through June 25, 2002)......................  49.98          36.00
2002 -- NABORS
Second Quarter:
(from June 26, 2002 to June 30, 2002).......................  37.00          35.13
Third Quarter:
(from July 1, 2002 to September 5, 2002)....................  37.63          26.14

     On September 5, 2002, the last sale price reported on the American Stock Exchange for our common shares was $30.95 per share.

DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common shares. Nabors Delaware last paid a cash dividend in 1982. We do not anticipate paying any cash dividends on our common shares in the foreseeable future.

PREFERRED SHARES

     The board of directors of Nabors is authorized, without further shareholder action, to issue from time to time up to 25,000,000 preferred shares in one or more classes or series, and fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as are provided in the resolutions adopted by the board of directors providing for the issuance of such class or series. The Nabors board of directors in authorizing such class or series may provide that any such class or series may be:

     - subject to redemption at the option of the company or the holders, or both, at such time or times and at such price or prices;

     - entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

     - entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Nabors; or

     - convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of Nabors at such price or prices or at such rates of exchange and with such adjustments;

in each case, as set forth in the resolutions authorizing the class or series of preferred shares.

     A series of preferred shares, consisting of one share, has been designated as a special voting preferred share, having a par value of $0.001 per share and a liquidation preference of $0.01. The special voting preferred share has been issued to Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement among us, Exchangeco and such trustee. Except as otherwise required by law, our memorandum of association or our bye-laws, the one special voting preferred share will possess a number of votes for the election of directors and on all other matters submitted to a vote of our shareholders equal to the number of outstanding exchangeable shares from time to time not owned by us or any entity controlled by us. The holders of our common shares and the holder of the special voting preferred share will vote together as a single class on all matters on which holders of our common shares are eligible to vote. In the event of our liquidation, dissolution or winding-up, all outstanding exchangeable shares will automatically be exchanged for shares of our common shares, and the holder of the special voting preferred share will not be entitled to receive any assets available for distribution to our shareholders (other than the $.01 liquidation preference). The holder of the special voting preferred share will not be entitled to receive dividends. At such time as the one special voting preferred share has no votes attached to it because there are no exchangeable shares outstanding not owned by us or an entity controlled by us, the special voting preferred share will be canceled.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Nabors' common shares is EquiServe.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYE-LAWS

     Nabors' bye-laws have provisions that could have an anti-takeover effect. In addition, Nabors' bye-laws include an "advance notice" provision which places time limitations on shareholders' nominations of directors and submission of proposals for consideration at an annual general meeting. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to encourage negotiations with the board of directors in transactions that may involve an actual or potential change of control of Nabors.

     The bye-laws provide that Nabors' board of directors will be divided into three classes serving staggered three-year terms. Directors can be removed from office prior to the expiration of their term only for cause by the affirmative vote of the holders of a majority of the voting power of Nabors on the relevant record date. The board of directors does not have the power to remove directors. As long as a quorum of directors remains and is present, vacancies on the board of directors may be filled by a majority vote of the remaining directors. Any general meeting can authorize the board of directors to fill any vacancy left unfilled at a general meeting. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

     The bye-laws also provide that the board of directors will consist of not less than five nor more than eighteen persons, the exact number to be set from time to time by the affirmative vote of a majority of the directors then in office. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees.

     The bye-laws of Nabors provide that at any annual general meeting, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the board of directors, by any shareholder who complies with certain procedures set forth in the bye-laws or by any shareholder pursuant to the valid exercise of the power granted under the Companies Act.

     For business to be properly brought before an annual general meeting by a shareholder in accordance with the terms of the bye-laws the shareholder must have given timely notice thereof in proper written form to the Secretary of Nabors and satisfied all requirements under applicable rules promulgated by the SEC. To be timely for consideration at the annual general meeting, a shareholder's notice must be received by the Secretary at Nabors' principal executive offices and its registered office in Bermuda not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual general meeting, provided that in the event that the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, not later than the 10th day following the day on which such notice of the date of the annual general meeting was mailed or public disclosure of the date of the annual general meeting was made, whichever occurs first. In order for a shareholder to nominate directors in connection with an annual general meeting of shareholders, a shareholder's notice of his intention to make such nominations must be received in proper written form as specified in the bye-laws of Nabors by the Secretary of Nabors within the time limits described above.

     In addition, the Companies Act provides for a mechanism by which 100 shareholders acting together or shareholders holding at least 5% of the voting power of a Bermuda company may properly propose a resolution for consideration at a general meeting of the company.

     Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of Nabors' common shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of common shares. Under the bye-laws, special general meetings may be called at any time by the board of directors or when requisitioned by shareholders pursuant to the provisions of the Companies Act. The Companies Act currently permits shareholders holding 10% of the shares of a company entitled to vote at general meeting to requisition a special general meeting.

     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to from time to time issue any authorized and unissued shares on such terms and conditions as it may determine. For example, the board of directors could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the Nabors common shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

                           INCOME TAX CONSIDERATIONS

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Stikeman Elliott, our Canadian counsel, the following is a fair and accurate summary of the material Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the "Canadian Income Tax Act") if you will hold exchangeable shares or acquire our common shares on the exchange of exchangeable shares and if, for purposes of the Canadian Income Tax Act, you deal with us at arm's length and will hold your exchangeable shares and our common shares as capital property. This discussion does not apply to you if you are a "financial institution", as defined in the Canadian Income Tax Act for the purposes of the mark-to-market provisions thereof.

     The exchangeable shares and our common shares will generally be considered to be capital property to you unless such shares are held by you in the course of carrying on a business of buying and selling securities or such shares are acquired by you in a transaction considered to be an adventure in the nature of trade. If you are a resident of Canada and the exchangeable shares might not otherwise qualify as capital property, you may be entitled to obtain this qualification by making the irrevocable election provided under subsection 39(4) of the Canadian Income Tax Act. If you will not hold your exchangeable shares or our common shares as capital property, you should consult your own tax advisors for information and advice having regard to your particular circumstances.

     This summary is based on the current provisions of the Canadian Income Tax Act and regulations thereunder, the current provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, (the "Canada-U.S. Tax Convention") and our counsel's understanding of the current published administrative practices of the Canada Customs and Revenue Agency (the "CCRA"). This summary takes into account all specific proposals to amend the Canadian Income Tax Act and regulations that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof and assumes that all of these proposed amendments will be enacted in their present form. No assurances can be given that any proposed amendments will be enacted in the form proposed, if at all. Except for the foregoing, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described below. No advance income tax ruling has been sought or obtained from the CCRA to confirm the tax consequences of any of the transactions relating to the exchangeable shares or the acquisition of our common shares on the exchange of exchangeable shares.

     For purposes of the Canadian Income Tax Act, all amounts otherwise denominated in United States dollars relating to the acquisition, holding or disposition of our common shares, including dividends, adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time these amounts arise.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO YOU. THEREFORE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES.

SHAREHOLDERS RESIDENT IN CANADA

     The following portion of this summary will apply to you only if, for the purposes of the Canadian Income Tax Act and any applicable income tax treaty or convention, you are resident or deemed to be resident in Canada at all relevant times. This summary does not apply to you if we are or will be a "foreign affiliate" of you as defined in the Canadian Income Tax Act.

  REDEMPTION OF EXCHANGEABLE SHARES

     On a redemption (including a retraction) of your exchangeable shares by Exchangeco, you will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the "paid-up capital" of the exchangeable shares so redeemed. The "paid-up capital" of an exchangeable share will be equal to the aggregate paid-up capital of all of the exchangeable shares divided by the number of exchangeable shares outstanding. The aggregate paid-up capital of all of the exchangeable shares will generally be equal to the aggregate consideration for which the exchangeable shares were issued (provided that amount was added to the stated capital account maintained for the exchangeable shares under the relevant corporate law), less an amount to be determined based upon the Canadian tax elections that are (or were) filed by former shareholders of Ryan and Enserco Energy Services Company Inc. ("Enserco") who elected to exchange their Ryan or Enserco shares, as the case may be, for exchangeable shares under the applicable arrangement and who are or were permitted under the terms of the applicable arrangement to, and do, file such Canadian tax elections. For these purposes, the redemption proceeds will be the fair market value of our common shares received from Exchangeco at the time of the redemption plus the amount, if any, of all payable and unpaid dividends on the exchangeable shares paid on the redemption. The taxation of dividends received or deemed to be received on the exchangeable shares is described below. We anticipate that we or Callco, as the case may be, will exercise our call rights, when available, and currently foresee no circumstances under which exchangeable shares would be redeemed by Exchangeco.

     On a redemption (including a retraction) of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares, but the amount of the deemed dividend, described above, will be excluded in computing your proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. If you are a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. The taxation of capital gains and capital losses is described below.

  EXCHANGE OF EXCHANGEABLE SHARES WITH US

     On an exchange of your exchangeable shares with us or Callco for our common shares, you will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of your exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of the exchangeable shares immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of the exchange of our common shares which you receive. The taxation of capital gains and capital losses is described below. Any amount received by you as part of the exchange that is in lieu of or in satisfaction of dividends that are payable but not paid on the exchangeable shares will be treated as a dividend rather than as proceeds of disposition. The taxation of dividends received or deemed to be received on the exchangeable shares is discussed below.

  DIVIDENDS ON EXCHANGEABLE SHARES

     If you are an individual, dividends received or deemed to be received on the exchangeable shares will be included in computing your income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada.

     Subject to the discussion below regarding our status as a "specified financial institution" for the purposes of the Canadian Income Tax Act, if you are a corporation other than a "specified financial institution," as defined in the Canadian Income Tax Act, dividends received or deemed to be received on the exchangeable shares normally will be included in your income and be deductible in computing your taxable income.

     If you are a "specified financial institution", as defined in the Canadian Income Tax Act, a dividend received on the exchangeable shares will be deductible in computing your taxable income only if:

          1. you did not acquire the exchangeable shares in the ordinary course of carrying on your business; or

          2. at the time the dividend is received, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the TSX) and you, either alone or together with persons with whom you do not deal at arm's length, do not receive (and are not deemed to receive) dividends in respect of more than 10% of the issued and outstanding exchangeable shares.

     If you are a specified financial institution, you should consult your own tax advisors.

     We have been advised by our counsel (based in part on representations made by us as to certain factual matters) that we currently qualify as a "specified financial institution" for the purposes of the Canadian Income Tax Act. As a consequence, and for so long as we continue to so qualify, if you are a corporation (including a "specified financial institution" as defined in the Canadian Income Tax Act), dividends received or deemed to be received on the exchangeable shares may not be deductible in computing your taxable income unless, at the time such dividends or deemed dividends are received, the exchangeable shares are listed on a prescribed stock exchange (which includes the TSX), we are "related" to Exchangeco for the purposes of the Canadian Income Tax Act (which we are now and anticipate that we will continue to be), and you, either alone or together with persons with whom you do not deal at arm's length or trusts or partnerships of which you or any such non-arm's length person is a beneficiary or member, receive dividends in respect of not more than 10 percent of the issued and outstanding exchangeable shares.

     If you are a "private corporation," as defined in the Canadian Income Tax Act, or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, you may be liable under Part IV of the Canadian Income Tax Act to pay a refundable tax of 33 1/3 percent of any dividends received or deemed to be received on your exchangeable shares to the extent that these dividends are deductible in computing your taxable income.

     If you are throughout the relevant taxation year a "Canadian-controlled private corporation," as defined in the Canadian Income Tax Act, you may be liable to pay an additional refundable tax of 6 2/3 percent of your "aggregate investment income" for the year which will include dividends or deemed dividends on the exchangeable shares that are not deductible in computing taxable income.

     If there is non-resident withholding tax on any dividends you receive on exchangeable shares, you will generally be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Income Tax Act.

     If you are a corporation, the amount of any capital loss realized on a disposition or deemed disposition of exchangeable shares may be reduced by the amount of any dividends received or deemed to have been received by you on the exchangeable shares to the extent and under circumstances prescribed by the Canadian Income Tax Act. Similar rules may apply where you are a corporation and a member of a partnership or a beneficiary of a trust that owns these shares.

  ACQUISITION AND DISPOSITION OF OUR COMMON SHARES

     The cost of our common shares received on a retraction, redemption or exchange of exchangeable shares will be equal to the fair market value of such common shares at the time of that event, and will be averaged with the adjusted cost base of any other of our common shares held by you at that time as capital property. A disposition or deemed disposition of our common shares by you will generally result in the realization of a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of these shares immediately before the disposition. The taxation of capital gains and capital losses is described below.

  DIVIDENDS ON OUR COMMON SHARES

     Dividends on our common shares will be included in your income for the purposes of the Canadian Income Tax Act. If you are an individual, these dividends will not be subject to the gross-up and dividend tax credit rules in the Canadian Income Tax Act applicable to dividends received from corporations resident in Canada. If you are a corporation, you will be required to include these dividends in computing your income and generally will not be entitled to deduct the amount of these dividends in computing your taxable income.

     If you are throughout the relevant taxation year a "Canadian-controlled private corporation," as defined in the Canadian Income Tax Act, you may be liable to pay an additional refundable tax of 6 2/3 percent of your "aggregate investment income" for the year which will include these dividends.

     If there is non-resident withholding tax on any dividends you receive on our common shares, you will generally be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Income Tax Act.

  TAXATION OF CAPITAL GAINS AND CAPITAL LOSSES

     One-half of any capital gain realized on a disposition or deemed disposition of exchangeable shares or our common shares must be included in your income for the year of the disposition. You generally may be able to deduct one-half of any capital losses against one-half of any capital gains realized in the year of the disposition. Any capital losses in excess of capital gains in the year of the disposition may generally be carried back and deducted against net capital gains (capital gains less capital losses) in any of the three taxation years immediately preceding, or carried forward and deducted against net capital gains in any taxation year following, the year of disposition, to the extent and in the circumstances prescribed in the Canadian Income Tax Act.

     If you are an individual or trust, other than certain trusts, capital gains realized by you may give rise to alternative minimum tax under the Canadian Income Tax Act.

     If you are throughout the relevant taxation year a "Canadian-controlled private corporation," as defined in the Canadian Income Tax Act, you may be liable to pay an additional refundable tax of 6 2/3 percent of your "aggregate investment income" for the year which will include an amount in respect of taxable capital gains.

  FOREIGN PROPERTY INFORMATION REPORTING

     With some exceptions, any taxpayer resident in Canada during a year is a "specified Canadian entity," as defined in the Canadian Income Tax Act. If you are a specified Canadian entity for a taxation year or fiscal period and the total cost amount of "specified foreign property," which would include our common shares and the exchangeable shares, at any time in the year or fiscal period exceeds Cdn.$100,000, you will be required to file an information return for the year or period disclosing prescribed information, your cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of the specified foreign property. You should consult your own advisors about whether you must comply with these rules with respect to the ownership of our common shares or the exchangeable shares.

  FOREIGN INVESTMENT ENTITY DRAFT LEGISLATION

     On August 2, 2001, the Canadian Minister of Finance released draft legislation to amend the Canadian Income Tax Act to implement a proposal concerning the taxation of certain holdings in "foreign investment entities." Generally, a non-resident corporation will be a "foreign investment entity" for the purposes of these rules as at any time in a particular taxation year unless at the end of the taxation year either (i) the carrying value of the corporation's investment properties is not greater than one-half of the carrying value of all of its properties, or (ii) the corporation's principal business is not an investment business. Detailed rules are proposed in respect of each of these tests. We have been advised by our counsel (based in part on representations made by us as to certain factual matters) that although no assurances can be given in this regard, it appears reasonable to conclude that we meet and will continue to meet one or both of these exceptions. Accordingly, while a definitive opinion cannot be given, it is reasonable to expect that we will not be considered to be a foreign investment entity and that the proposed rules will not apply to an investment in exchangeable shares or in common shares of Nabors.

     If Nabors is or were to become a "foreign investment entity," a Canadian resident who holds exchangeable shares or Nabors common shares could, subject to certain exceptions, be required to take into account in computing income, on an annual basis, certain amounts in respect of the income of Nabors or the value of the common shares of Nabors.

     On December 17, 2001, the Canadian Minister of Finance announced that the proposed new rules would generally apply for taxation years beginning after 2002. However, the proposed rules have not yet been enacted and are subject to further amendment. Accordingly, you should consult your own tax advisor concerning these rules.

SHAREHOLDERS NOT RESIDENT IN CANADA

     The following portion of this summary will apply to you only if, for purposes of the Canadian Income Tax Act and any applicable tax treaty or convention, you will not be resident or deemed to be resident in Canada at any time while you hold exchangeable shares or our common shares, and will not use or hold the exchangeable shares or our common shares in, or in the course of, carrying on a business (including an insurance business) in Canada and, except as specifically discussed below, if those shares do not constitute "taxable Canadian property" to you as defined in the Canadian Income Tax Act.

     The exchangeable shares will generally not be taxable Canadian property to you at a particular time provided that these shares are listed on a prescribed stock exchange (which includes the TSX) and you, or persons with whom you do not deal at arm's length, or you together with such persons have not owned (or had under option) 25 percent or more of the issued shares of any class or series of the capital stock of Exchangeco at any time within five years preceding the particular time. Our common shares will generally not constitute taxable Canadian property to you.

     Provided the exchangeable shares or our common shares are not taxable Canadian property to you, you will not be subject to tax under the Canadian Income Tax Act on the exchange of exchangeable shares for our common shares (except to the extent the exchange gives rise to a deemed dividend as discussed below), or on the sale or other disposition of exchangeable shares or our common shares.

     Dividends paid or deemed to be paid on the exchangeable shares will be subject to non-resident withholding tax under the Canadian Income Tax Act at the rate of 25 percent, although this rate may be reduced under the provisions of an applicable income tax treaty or convention. For example, under the Canada-U.S. Tax Convention, the rate of non-resident withholding tax is generally reduced to 15 percent in respect of dividends paid to a person who is the beneficial owner thereof and who is resident in the United States for purposes of the convention.

     A holder whose exchangeable shares are redeemed by Exchangeco (either under redemption rights or pursuant to retraction rights) will be deemed to receive a dividend equal to the amount, if any, by which the redemption proceeds exceed the "paid-up capital," for the purposes of the Canadian Income Tax Act, of the exchangeable shares at the time the exchangeable shares are redeemed. For these purposes, the redemption proceeds will be the fair market value of our common shares received from Exchangeco at the time of the redemption plus the amount, if any, of all payable and unpaid dividends on the exchangeable shares paid on the redemption. Any deemed dividend will be subject to non-resident withholding tax as described in the preceding paragraph. However, we anticipate that we or Callco, as the case may be, will exercise our call rights, when available, and currently foresee no circumstances under which exchangeable shares would be redeemed by Exchangeco.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, the following general discussion constitutes a fair and accurate summary of the anticipated material United States federal income tax consequences of the ownership and disposition of exchangeable shares that may be relevant to holders generally. This discussion is based on the Code, United States Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this prospectus. These income tax laws, regulations and interpretations, however, may change at any time, and any change could be retroactive. It should be noted that legislation has been introduced which, if enacted in its present form, could materially change the discussion set forth below. Moreover, the United States Treasury Department is currently studying transactions such as the reorganization and, as a result, changes in these income tax laws, regulations, and interpretations may occur, possibly with retroactive effect, which could affect the discussion set forth below. These income tax laws and regulations are also subject to various interpretations, and the IRS or the United States courts could later disagree with the explanations or conclusions contained in this summary.

     No statutory, judicial or administrative authority exists that directly addresses the United States federal income tax consequences of instruments comparable to the exchangeable shares together with the associated ancillary rights and call rights. Consequently, the United States federal income tax treatment of the ownership of exchangeable shares and the exchange of exchangeable shares for shares of Nabors common shares is not certain. No advance ruling has been sought or obtained from the IRS regarding the tax consequence of any of the transactions described herein and there can be no assurance that the IRS would not challenge the conclusions contained in the discussion below, or, if challenged, that a court would not agree with the IRS.

     As used herein, a "United States Holder" is a beneficial owner of exchangeable shares that, for United States federal income tax purposes, is: (1) a citizen or resident of the United States, (2) a corporation (including for this purpose any entity treated as a corporation for United States federal income tax purposes) or partnership created or organized in or under the laws of the United States, or of any political subdivision thereof, (3) an estate or other entity the income of which is includible in its gross income for United States federal income tax purposes without regard to its source or (4) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under the applicable United States Treasury regulations to be treated as a United States person. A "non-United States Holder" is a beneficial owner of exchangeable shares that is not a United States Holder. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the exchangeable shares, the partnership itself will not be subject to United States federal income tax on a net income basis, but the United States federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder that is a partnership and partners in such partnership are urged to consult their tax advisers about the United States federal income tax consequences of owning and disposing of exchangeable shares. Based on current estimates of gross income and gross assets and the nature of the business, Nabors believes that none of Exchangeco, Ryan or Nabors will be classified as a foreign personal holding company or a passive foreign investment company for the current taxable year. The status of Exchangeco, Ryan and Nabors in future years, however, will depend on their income, assets and activities in those years. Accordingly, this summary assumes that none of Exchangeco, Ryan or Nabors are or will be a "foreign personal holding company" or a "passive foreign investment company" for United States federal income tax purposes. This summary also assumes that none of Exchangeco, Ryan or Nabors are or will be a "controlled foreign corporation" for United States federal income tax purposes. This discussion does not address persons subject to special provisions of United States federal income tax law, such as tax-exempt organizations, banks, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers or traders in securities or currencies, grantor trusts, persons having a "functional currency" other than the United States dollar, non-United States Holders, holders who own, or are deemed to own, 10% or more, determined by voting power or value, of exchangeable shares, holders who hold exchangeable shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment and holders of exchangeable shares who acquired their interests through the exercise of employee stock options or otherwise as compensation for services. This discussion is limited to holders who hold exchangeable shares as, and who will hold Nabors common shares as, a capital asset as defined in the Code.

     This discussion does not address all aspects of United States federal income taxation that may be applicable to a particular holder in light of the holder's particular circumstances. Accordingly, all holders are urged to consult their tax advisors with respect to the United States federal income tax consequences to them of the ownership and disposition of exchangeable shares in light of their particular circumstances. This discussion does not address any aspects of United States federal income taxation that may be applicable to holders of options or warrants. In addition, this discussion does not address the United States state or local tax consequences or the foreign tax consequences of the ownership and disposition of the exchangeable shares. Holders are urged to consult their tax advisors with respect to the United States federal, state and local tax consequences, the foreign tax consequences and the non-tax consequences of the ownership and disposition of exchangeable shares, Nabors common shares and ancillary rights and call rights.

UNITED STATES HOLDERS

  EXCHANGE OF EXCHANGEABLE SHARES

     There is no authority directly addressing the proper characterization of instruments similar to the exchangeable shares together with the associated ancillary rights and call rights or the exchange of exchangeable shares for Nabors common shares (including an exchange upon the occurrence of an automatic redemption date). As a result, the consequences to a United States Holder of such an exchange are unclear.

     A United States Holder may be justified in taking the position that the exchangeable shares (together with the ancillary rights and call rights) constitute stock of Nabors for United States federal income tax purposes. If the exchangeable shares (together with the ancillary rights and call rights) constitute stock of Nabors for United States federal income tax purposes, the exchange of the exchangeable shares for Nabors common shares should not be a taxable event. In such event, the aggregate tax basis of the Nabors common shares received pursuant to the exchange would equal the United States Holder's aggregate tax basis in the exchangeable shares and the holding period of the Nabors common shares received by such holder would include the holding period of the exchangeable shares surrendered in the exchange.

     Alternatively, if the exchangeable shares constitute stock of Exchangeco for United States federal income tax purposes, a United States Holder who exchanges its exchangeable shares for shares of Nabors common shares would generally recognize gain or loss. Such gain or loss would be measured by the difference, if any, between (1) the fair market value of the shares of Nabors common shares received at the time of the exchange and (2) the United States Holder's tax basis in the exchangeable shares surrendered, and would generally be capital gain or loss, except with respect to any declared but unpaid dividends on the exchangeable shares. Under this alternative characterization, a United States Holder's tax basis in the shares of Nabors common shares received would be equal to the fair market value of such shares at the time of the exchange and the holding period for such shares would begin on the day after the exchange.

     For United States federal income tax purposes, gain recognized on the exchange of exchangeable shares for shares of Nabors common shares will generally be treated as United States source gain. Any Canadian tax imposed on the exchange may be available as a credit against United States federal income taxes, subject to applicable limitations. The use of a credit may be limited or precluded entirely if the United States Holder has no income that is treated as non-United States source income for United States federal income tax purposes. Alternatively, a United States Holder may be entitled to claim a deduction with respect to any Canadian tax paid in computing United States taxable income.

  DISTRIBUTIONS ON THE EXCHANGEABLE SHARES

     Because the treatment of exchangeable shares is not clear, the treatment of dividends with respect to such shares is also not clear. If dividends received by a United States Holder with respect to the exchangeable shares constitute dividends from Nabors for United States federal income tax purposes, then any dividends paid with respect to the exchangeable shares out of Nabors' earnings and profits generally would be treated as foreign source dividend income.

     Alternatively, if dividends received by a United States Holder with respect to the exchangeable shares constitute dividends from Exchangeco for United States federal income tax purposes, then any dividends paid with respect to the exchangeable shares out of Exchangeco's earnings and profits generally would be treated as foreign source dividend income.

     Dividends paid in Canadian dollars will be includible in the income of a United States Holder in a United States dollar amount calculated by reference to the exchange rate in effect on the date the dividends are deemed received. United States Holders are urged to consult their tax advisors regarding the treatment of any foreign currency gain or loss on any Canadian dollars received which are not converted into United States dollars on such date.

     Under the terms of the Canada-United States Tax Convention, distributions with respect to the exchangeable shares received by United States Holders may be subject to Canadian withholding tax at a rate of 15% irrespective of the treatment for United States federal income tax purposes. Subject to certain limitations of United States federal income tax law, a United States Holder should generally be entitled to either a credit against its United States federal income tax liability or a deduction in computing United

States taxable income for Canadian income taxes withheld from distributions with respect to the exchangeable shares.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of dividends made with respect to, or the proceeds of the sale or other disposition of, the exchangeable shares and shares of Nabors common shares, as the case may be, may be subject to information reporting and United States federal backup withholding tax at the then applicable rate if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a United States Holder under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

     A non-United States Holder should generally not be subject to United States federal income tax as a result of the ownership and disposition of exchangeable shares. However, as noted above, legislation has been introduced which, if enacted in its present form, could materially change the United States federal income tax consequences of the ownership and disposition of exchangeable shares to non-United States Holders. It is difficult at this time to predict what, if any, changes might occur. Non-United States Holders are urged to consult their tax advisors regarding the possibility and effect of any such changes.

                       BERMUDA INCOME TAX CONSIDERATIONS

     Under current Bermuda law, we are not subject to tax in Bermuda on our income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda, under the Exempted Undertakings Tax Protection Act 1966, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on any income or capital gains, that tax will not be applicable to us until March 28, 2016. This undertaking does not, however, prevent the imposition of any tax or duty on persons ordinarily resident in Bermuda or any property tax on leasehold interests we may have in Bermuda. We will pay an annual government fee in Bermuda based on our authorised share capital and share premium. The maximum annual government fee applicable to us is currently $29,215, and we expect to be subject to the maximum fee.

     Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed in Bermuda upon the issue, transfer or sale of our common shares or on any payments in respect of our common shares (except, in certain circumstances, to persons ordinarily resident in Bermuda).

     In the opinion of Appleby, Spurling & Kempe, the exchange of exchangeable shares for common shares of Nabors will be tax-free under Bermuda law to Nabors and the holders of the exchangeable shares.

                                 LEGAL MATTERS

     The validity of our common shares issuable hereunder will be passed upon for us by Appleby, Spurling & Kempe. Certain Bermuda income tax matters have been passed on by Appleby, Spurling & Kempe, certain United States federal income tax matters have been passed upon by Skadden, Arps, Slate, Meagher & Flom LLP and certain Canadian federal income tax matters have been passed upon by Stikeman Elliott.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements incorporated in this prospectus by reference to Nabors' Current Report on Form 8-K filed on August 20, 2002 (File No. 000-49887) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited financial information of Nabors Delaware for the three-month periods ended March 31, 2002 and 2001 and of Nabors for the six-month periods ended June 30, 2002 and 2001, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 17, 2002, except for Notes 1 and 2, as to which the date is April 29, 2002, and July 17, 2002, except for Note 11, as to which the date is August 13, 2002, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable by us in connection with issuance and distribution of the securities being registered. All amounts are estimates subject to future contingencies except the SEC registration statement filing fee.

SEC registration statement filing fee.......................  $  2,892
American Stock Exchange Listing fee.........................    17,500
Accounting fees and expenses................................    15,000
Legal fees and expenses.....................................    55,000
Printing fees...............................................    75,000
Transfer agent fees.........................................     5,000
Miscellaneous...............................................     9,608
                                                              --------
Total.......................................................  $180,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Bermuda law, a company is permitted to indemnify its directors and officers subject to certain restrictions. Section One (1) and Seventy-Five (75) of Nabors' Amended and Restated Bye-Laws, state:

          "Officer" means a Director, Secretary, or other officer of the Company appointed pursuant to these Bye-laws, but does not include any person holding the office of auditor in relation to the Company;

          "75. Exemption and Indemnification of Officers. Subject always to these Bye-laws, no Officer shall be liable for the acts, receipts, neglects or defaults of any other Officer nor shall any Officer be liable in respect of any negligence, default or breach of duty on his or her own part in relation to the Company or any Subsidiary, or for any loss, misfortune or damage which may happen, in or arising out of the actual or purported execution or discharge of his or her duties or the exercise or purported exercise of his or her powers or otherwise in relation to or in connection with his or her duties, powers or office.

          75.1. Subject always to these Bye-laws, every Officer shall be indemnified and held harmless out of the funds of the Company against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all legal and other costs and expenses properly payable) incurred or suffered by the Officer arising out of the actual or purported execution or discharge of the Officer's duties (including, without limitation, in respect of his or her service at the request of the Company as a director, officer, partner, trustee, employee, agent or similar functionary of another person) or the exercise or purported exercise of the Officer's powers or otherwise, in relation to or in connection with the Officer's duties, powers or office (including but not limited to liabilities attaching to the Officer and losses arising by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which such Officer may be guilty in relation to the Company or any Subsidiary of the Company).

          75.2. Every Officer shall be indemnified out of the funds of the Company against all liabilities arising out of the actual or purported execution or discharge of the Officer's duties or the exercise or purported exercise of the Officer's powers or otherwise, in relation to or in connection with the Officer's duties, powers or office, incurred by such Officer in defending any proceedings, whether civil or criminal, in which judgment is given in the Officer's favour, or in which the Officer is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to the Officer by the court.

          75.3. In this Bye-law 75 (i) the term "Officer" includes, in addition to the persons specified in the definition of that term in Bye-law 1, the Resident Representative, a member of a committee constituted under these Bye-laws, any person acting as an Officer or committee member in the reasonable belief that the Officer has been so appointed or elected, notwithstanding any defect in such appointment or election, and any person who formerly was an Officer or acted in any of the other capacities described in this clause (i) and (ii) where the context so admits, references to an Officer include the estate and personal representatives of a deceased Officer or any such other person.

          75.4. The provisions for exemption from liability and indemnity contained in this Bye-law shall have effect to the fullest extent permitted by Applicable Law, but shall not extend to any matter which would render any of them void pursuant to the Companies Acts.

          75.5. To the extent that any person is entitled to claim an indemnity pursuant to these Bye-laws in respect of an amount paid or discharged by him or her, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment (including advance payments of fees or other costs) or effecting such discharge.

          75.6. The rights to indemnification and reimbursement of expenses provided by these Bye-laws shall not be deemed to be exclusive of, and are in addition to, any other rights to which a person may be entitled. Any repeal or amendment of this Bye-law 75 shall be prospective only and shall not limit the rights of any Officer or the obligation of the Company with respect to any claim arising prior to any such repeal or amendment.

          75.7. In so far as it is permissible under Applicable Law, each Shareholder and the Company agree to waive any claim or right of action the Shareholder or it may at any time have, whether individually or by or in the right of the Company, against any Officer on account of any action taken by such Officer or the failure of such Officer to take any action in the performance of his duties with or for the Company, provided however, that such waiver shall not apply to any claims or rights of action arising out of the fraud or dishonesty of such Officer or to recover any gain, personal profit or advantage to which such Officer is not legally entitled.

          75.8. Subject to the Companies Acts, expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to this Bye-law 75 shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified pursuant to this Bye-law 75.

          75.9. Each Shareholder of the Company, by virtue of its acquisition and continued holding of a Share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Bye-law 75 are made to meet expenditures incurred for the purpose of enabling such Officer to properly perform his or her duties as an Officer."

     Nabors has entered into agreements with certain of its directors and officers indemnifying them against expenses, settlements, judgments and fines in connection with any threatened, pending or completed action, suit, arbitration or proceeding where the individual's involvement is by reason of the fact that he is or was a director or officer or served at Nabors' request as a director or officer of another organization, except where such indemnification is not permitted under applicable law.

     The officers and directors of Nabors are covered by directors and officers insurance aggregating $50,000,000.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Nabors pursuant to the foregoing provisions, Nabors has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT
-------                     ----------------------
  2.1    Arrangement Agreement, dated as of August 12, 2002, by and between Nabors Industries Ltd. and Ryan Energy Technology
         Inc.
  2.2    Form of Plan of Arrangement Under Section 193 of the
         Business Corporations Act (Alberta) Involving and Affecting
         Ryan Energy Technologies Inc. and its Securityholders
         (included in Schedule B to Exhibit 2.1)
 +2.3    Agreement and Plan of Merger among Nabors Industries, Inc.,
         Nabors Acquisition Corp. VIII, Nabors Industries Ltd. and
         Nabors US Holdings Inc. (incorporated by reference to Annex
         I to the proxy statement/prospectus included in Nabors
         Industries Ltd.'s Registration Statement on Form S-4
         (Registration No. 333-76198) filed with the SEC on May 10,
         2002, as amended)
 +3.1    Memorandum of Association of Nabors Industries Ltd.
         (incorporated by reference to Annex II to the proxy
         statement/prospectus included in Nabors Industries Ltd.'s
         Registration Statement on Form S-4 (Registration No.
         333-76198) filed with the SEC on May 10, 2002, as amended)
 +3.2    Amended and Restated Bye-Laws of Nabors Industries Ltd.
         (incorporated by reference to Annex III to the proxy
         statement/prospectus included in Nabors Industries Ltd.'s
         Registration Statement on Form S-4 (Registration No.
         333-76198) filed with the SEC on May 10, 2002, as amended)
 +3.3    Form of Resolutions of the Board of Directors of Nabors
         Industries Ltd. authorizing the issue of the Special Voting
         Preferred Share (incorporated by reference to Exhibit 3.3 to
         Nabors Industries Ltd.'s Post Effective Amendment No. 1 to
         Registration Statement on Form S-3 (Registration No.
         333-85228-99) filed with the SEC on June 11, 2002)
 +4.1    Form of Provisions Attaching to the Exchangeable Shares of
         Nabors Exchangeco (Canada) Inc. (incorporated by reference to Exhibit 4.1 to Nabors Industries, Inc.'s Registration
         Statement on Form S-3 (Registration No. 333-85228) filed
         with the SEC on March 29, 2002, as amended)
 +4.2    Form of Support Agreement between Nabors Industries, Inc.,
         3064297 Nova Scotia Company and Nabors Exchangeco (Canada)
         Inc. (incorporated by reference to Exhibit 4.2 to Nabors
         Industries, Inc.'s Registration Statement on Form S-3
         (Registration No. 333-85228) filed with the SEC on March 29,
         2002, as amended)
 +4.3    Form of Acknowledgement of Novation to Nabors Industries,
         Inc., Nabors Exchangeco (Canada) Inc., Computershare Trust
         Company of Canada and 3064297 Nova Scotia Company executed by Nabors Industries Ltd. (incorporated by reference to
         Exhibit 4.3 to Nabors Industries Ltd.'s Post Effective
         Amendment No. 1 to Registration Statement on Form S-3
         (Registration No. 333-85228-99) filed with the SEC on June
         11, 2002)
  5.1    Opinion of Appleby, Spurling & Kempe regarding the legality of the securities being registered
  8.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
         certain United States tax matters
  8.2    Opinion of Appleby, Spurling & Kempe as to certain Bermuda tax matters
  8.3    Opinion of Stikeman Elliott as to certain Canadian tax
         matters
 +9.1    Form of Voting and Exchange Trust Agreement between Nabors
         Industries, Inc. and Nabors Exchangeco (Canada) Inc. and
         Computershare Trust Company of Canada, as trustee
         (Incorporated by reference to Exhibit 9.1 to Nabors
         Industries, Inc.'s Registration Statement on Form S-3
         (Registration No. 333-85228) filed with the SEC on March 29,
         2002, as amended)
 15.1    Awareness Letter of PricewaterhouseCoopers LLP to the
         Securities and Exchange Commission
 23.1    Consent of PricewaterhouseCoopers LLP
 23.2    Consent of Appleby, Spurling & Kempe (included in Exhibits
         5.1 and 8.2)
 23.3    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 8.1)
 23.4    Consent of Stikeman Elliott (included in Exhibit 8.3)
 24.1    Powers of Attorney (included in signature page of this
         registration statement)

---------------

+ Incorporated by reference as indicated.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act, that is incorporated by reference in this registration statement, shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Houston, Texas, on this 6th day of September, 2002.

                                          NABORS INDUSTRIES LTD.

                                          By:     /s/ DANIEL MCLACHLIN
                                            ------------------------------------
                                                      Daniel McLachlin
                                              Vice President -- Administration
                                                  and Corporate Secretary

     Each person whose signature to this registration statement appears below hereby appoints Daniel McLachlin, Anthony G. Petrello or Bruce P. Koch as his attorney-in-fact, with full power of substitution, to sign on his behalf, individually and in the capacities stated below, and to file (i) any and all amendments and post-effective amendments to this registration statement and (ii) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act of 1933 which amendments or registration statements may make such changes and additions as such attorney-in-fact may deem necessary or appropriate. In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

                   SIGNATURE                                    TITLE                         DATE
                   ---------                                    -----                         ----

            /s/ EUGENE M. ISENBERG                   Chairman and Chief Executive      September 6, 2002
  -------------------------------------------                  Officer
              Eugene M. Isenberg

            /s/ ANTHONY G. PETRELLO               President, Chief Operating Officer   September 6, 2002
  -------------------------------------------                and Director
              Anthony G. Petrello

            /s/ RICHARD A. STRATTON                   Vice Chairman and Director       September 6, 2002
  -------------------------------------------
              Richard A. Stratton

               /s/ BRUCE P. KOCH                      Vice President -- Finance        September 6, 2002
  -------------------------------------------          (Principal Financial and
                 Bruce P. Koch                           Accounting Officer)

              /s/ JAMES L. PAYNE                               Director                September 6, 2002
  -------------------------------------------
                James L. Payne

               /s/ HANS SCHMIDT                                Director                September 6, 2002
  -------------------------------------------
                 Hans Schmidt

            /s/ MYRON M. SHEINFELD                             Director                September 6, 2002
  -------------------------------------------
              Myron M. Sheinfeld

                /s/ JACK WEXLER                                Director                September 6, 2002
  -------------------------------------------
                  Jack Wexler

             /s/ MARTIN J. WHITMAN                             Director                September 6, 2002
  -------------------------------------------
               Martin J. Whitman

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  2.1     Arrangement Agreement, dated as of August 12, 2002, by and between Nabors Industries Ltd. and Ryan Energy Technology
          Inc.
  2.2     Form of Plan of Arrangement Under Section 193 of the
          Business Corporations Act (Alberta) Involving and Affecting
          Ryan Energy Technologies Inc. and its Securityholders
          (included in Schedule B to Exhibit 2.1)
 +2.3     Agreement and Plan of Merger among Nabors Industries, Inc.,
          Nabors Acquisition Corp. VIII, Nabors Industries Ltd. and
          Nabors US Holdings Inc. (incorporated by reference to Annex
          I to the proxy statement/prospectus included in Nabors
          Industries Ltd.'s Registration Statement on Form S-4
          (Registration No. 333-76198) filed with the SEC on May 10,
          2002, as amended)
 +3.1     Memorandum of Association of Nabors Industries Ltd.
          (incorporated by reference to Annex II to the proxy
          statement/prospectus included in Nabors Industries Ltd.'s
          Registration Statement on Form S-4 (Registration No.
          333-76198) filed with the SEC on May 10, 2002, as amended)
 +3.2     Amended and Restated Bye-Laws of Nabors Industries Ltd.
          (incorporated by reference to Annex III to the proxy
          statement/prospectus included in Nabors Industries Ltd.'s
          Registration Statement on Form S-4 (Registration No.
          333-76198) filed with the SEC on May 10, 2002, as amended)
 +3.3     Form of Resolutions of the Board of Directors of Nabors
          Industries Ltd. authorizing the issue of the Special Voting
          Preferred Share (incorporated by reference to Exhibit 3.3 to
          Nabors Industries Ltd.'s Post Effective Amendment No. 1 to
          Registration Statement on Form S-3 (Registration No. 333-
          85228-99) filed with the SEC on June 11, 2002)
 +4.1     Form of Provisions Attaching to the Exchangeable Shares of
          Nabors Exchangeco (Canada) Inc. (incorporated by reference to Exhibit 4.1 to Nabors Industries, Inc.'s Registration
          Statement on Form S-3 (Registration No. 333-85228) filed
          with the SEC on March 29, 2002, as amended)
 +4.2     Form of Support Agreement between Nabors Industries, Inc.,
          3064297 Nova Scotia Company and Nabors Exchangeco (Canada)
          Inc. (incorporated by reference to Exhibit 4.2 to Nabors
          Industries, Inc.'s Registration Statement on Form S-3
          (Registration No. 333-85228) filed with the SEC on March 29,
          2002, as amended)
 +4.3     Form of Acknowledgement of Novation to Nabors Industries,
          Inc., Nabors Exchangeco (Canada) Inc., Computershare Trust
          Company of Canada and 3064297 Nova Scotia Company executed by Nabors Industries Ltd. (incorporated by reference to
          Exhibit 4.3 to Nabors Industries Ltd.'s Post Effective
          Amendment No. 1 to Registration Statement on Form S-3
          (Registration No. 333-85228-99) filed with the SEC on June
          11, 2002)
  5.1     Opinion of Appleby, Spurling & Kempe regarding the legality of the securities being registered
  8.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          certain United States tax matters
  8.2     Opinion of Appleby, Spurling & Kempe as to certain Bermuda tax matters
  8.3     Opinion of Stikeman Elliott as to certain Canadian tax
          matters
 +9.1     Form of Voting and Exchange Trust Agreement between Nabors
          Industries, Inc. and Nabors Exchangeco (Canada) Inc. and
          Computershare Trust Company of Canada, as trustee
          (Incorporated by reference to Exhibit 9.1 to Nabors
          Industries, Inc.'s Registration Statement on Form S-3
          (Registration No. 333-85228) filed with the SEC on March 29,
          2002, as amended)
 15.1     Awareness Letter of PricewaterhouseCoopers LLP to the
          Securities and Exchange Commission
 23.1     Consent of PricewaterhouseCoopers LLP
 23.2     Consent of Appleby, Spurling & Kempe (included in Exhibits
          5.1 and 8.2)
 23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 8.1)
 23.4     Consent of Stikeman Elliott (included in Exhibit 8.3)
 24.1     Powers of Attorney (included in signature page of this
          registration statement)

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+ Incorporated by reference as indicated.